CONSENT OF INDEPENDENT AUDITOR

August 7, 2017

We hereby consent to the inclusion in this Registration Statement on Form S-1/A of Soleno Therapeutics, Inc. (f/k/a Capnia, Inc.) of our report dated March 27, 2017, with respect to our audits of the financial statements of Essentialis, Inc. as of December 31, 2016 and 2015 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ PKF, LLP
PKF, LLP
(formerly PKF
Certified Public Accountants
a Professional Corporation)